Exhibit 10.13

December 22, 2017

Private & Confidential

Mr. Daniel B Silvers

Dear Daniel,

The following amendments to your employment agreement of December 14, 2016 (the ‘‘Agreement’’), are effective as of that date:

1.	Your title is Executive Vice President and Chief Strategy Officer;

2.	Commencing with effect from October 1, 2017, your base annual salary is $385,000. In respect of the year ended September 30, 2017, you shall receive an additional, lump sum amount of $65,921, which amount shall be paid to you by June 30, 2018. Any amounts due to you in respect of the increase in salary from October 1, 2017 through December 31, 2017 shall be paid to you as part of the first payroll payment following January 1, 2018.

3.	In light of number 2, above, you acknowledge that Section 5(c) of your employment agreement is satisfied as to pension and car allowance benefits provided to non-U.S. employees.

4.	You confirm that you will provide such professional services, consistent with responsibilities outlined in the Agreement, to the Company as reasonably determined by the Executive Chairman, Lorne Weil.

All other terms and conditions of your employment remain unchanged. Please sign both copies of this letter to accept the above changes and return one copy to the HR Department for inclusion on your personnel file.

Yours sincerely,

/s/ Luke Alvarez

Luke Alvarez

President and Chief Executive Officer

I accept the above changes to my terms and conditions of employment.

/s/ Daniel Silvers	12/22/17
Signed: Daniel Silvers	Date

Inspired Gaming (UK) Limited, Registered in England Number: 03565640

Registered Office: 3, The Maltings, Wetmore Road, Burton-On-Trent, Staffordshire DE14 1SE

Inspired Gaming (UK) Limited is part of Inspired Gaming Group Limited